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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITOR

The Board of Directors and Stockholders
First Security Group, Inc.

We have issued our report dated January 26, 2001, except for note 17 as to which the date is April 16, 2001, accompanying the financial statements of First Security Group, Inc. as of and for the periods ended December 31, 2000, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/  Joseph Decosimo & Company, LLP


June 11, 2001